                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                         PLANETCAD ANNOUNCES ADOPTION OF
                             STOCKHOLDER RIGHTS PLAN

BOULDER, Colo. March 11, 2002--PlanetCAD Inc. (AMEX:PCD), makers of Cycle Time Reduction(TM) software solutions for the manufacturing supply chain, today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Rights Plan grants existing stockholders one right for each outstanding share of PlanetCAD common stock. The rights become exercisable only if any person or group acquires at least 15% of PlanetCAD's outstanding common stock or if a tender offer for PlanetCAD's common stock is announced.

"The Rights Plan is designed to protect the long-term value of our stockholders' investments and help assure that all stockholders receive equal treatment and the full value of their shares in any attempt to acquire PlanetCAD. The Rights Plan will guard the stockholders against partial or inadequate tender offers, open market accumulations and other abusive or coercive takeover tactics," said Eugene Fischer, PlanetCAD's Chairman.

Mr. Fischer confirmed that the Board met with PlanetCAD's financial advisor on March 6, 2002, and that PCD Investments and its representatives did not accept the Board's invitation to attend that meeting. He also noted that PCD Investments did not provide answers to the questions raised in PlanetCAD's March 1, 2002 letter to PCD Investments, and that the Board continues to believe those questions need to be answered satisfactorily before it can analyze PCD Investment's proposals. "Although the Board and management team have spent considerable time trying to analyze the PCD Investments proposals, they have not provided us with enough information to adequately consider their proposals. The PCD Investments proposals have created a significant distraction for our management and employees without any corresponding benefit," Mr. Fischer said.

"We want our shareholders, customers, partners and employees to understand that the PlanetCAD Board will not allow distractions, like those from PCD Investments, to deter us from executing our business plans," said David Hushbeck, PlanetCAD's President and CEO. "This is a reaffirmation of PlanetCAD's commitment to serving its customers and meeting the needs of its employees and long- and short-term stockholders," said Mr. Hushbeck.

If a person or group becomes the owner of 15% or more of the outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the board determines to be fair to and otherwise in the best interests of

PlanetCAD and its stockholders), each holder of a right will have the right to purchase common stock (or, in certain circumstances, cash, property or other securities) having a value equal to two times the purchase price.

For example, at a purchase price of $5.00 per right, each right would entitle its holder to purchase $10.00 worth of common stock (or other consideration, as noted above) for $5.00. Assuming that the common stock had a per share value of $2.50 at such time, the holder of each right would be entitled to purchase four shares of common stock for $5.00.

PlanetCAD generally will be entitled to redeem the rights at $0.0001 per right before they become exercisable.

The rights will expire 10 years after the date of issuance. However, the board may amend the Rights Plan to provide that the rights will expire at an earlier date. Details of the Rights Plan will be mailed to stockholders.

Mr. Fischer noted that Rights Plan has no present dilutive effect, nor will it affect reported earnings per share or change the way PlanetCAD's shares of common stock are traded. He also noted that neither the adoption of the Plan nor the dividend distribution of the Rights is taxable to PlanetCAD or its stockholders.


ABOUT PLANETCAD

PlanetCAD, headquartered in Boulder, Colo., provides Cycle Time Reduction(TM) solutions for the manufacturing supply chain. PlanetCAD's award-winning products reduce cycles, costs and waste from design to manufacture by seamlessly integrating engineering data communication with supply chain transactions. PlanetCAD's current products include SCS / Envoy(TM), which reduces product time-to-market by bringing organizations closer together in the manufacturing supply chain, and the award-winning PrescientQA(TM) design-quality engineering software suite, which reduces costly design errors, accelerates time-to-market, and improves the product development process through advanced quality control of design engineering.

For more information on PlanetCAD or Cycle Time Reduction(TM), visit www.planetcad.com, or call 888/319-0871.

STATEMENTS MADE IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENT. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM

THOSE ANTICIPATED BY ANY FORWARD-LOOKING INFORMATION. A DESCRIPTION OF RISKS AND UNCERTAINTIES ATTENDANT TO PLANETCAD AND ITS INDUSTRY, AND OTHER FACTORS THAT COULD AFFECT PLANETCAD'S FINANCIAL RESULTS, ARE INCLUDED IN PLANETCAD'S SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING, BUT NOT LIMITED TO, PLANETCAD'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2000.

PlanetCAD, Cycle Time Reduction, PrescientQA, SCS / Envoy, DriveQA, GeometryQA, CertifyQA and AuditQA are trademarks of PlanetCAD Inc. DesignQA is a registered trademark of PlanetCAD Inc. All other products are trademarks of their respective owners.

CONTACTS:

PlanetCAD Inc., Boulder
Joy Godesiabois, 303/209-9100